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                                                                 EXHIBIT 4.7 (a)

                     SECOND AMENDED AND RESTATED FEE LETTER

                          Dated as of December 17, 2003

IDEX Receivables Corporation
630 Dundee Road, Suite 400
Northbrook, IL 60062

                  Re: Receivables Purchase Agreement

Ladies and Gentlemen:

                  Reference is hereby made to that certain Receivables Purchase Agreement (as amended by Amendment No. 1 thereto dated as of December 18, 2002, by Amendment No. 2 thereto dated as of even date herewith and as may be further amended, restated or otherwise modified from time to time, the "Purchase Agreement"), dated as of December 20, 2001, among IDEX Receivables Corporation, as seller (the "Seller"), IDEX Corporation, as servicer (the "Servicer"), Falcon Asset Securitization Corporation ("Falcon"), certain entities party thereto as "Financial Institutions" and Bank One, NA (Main Office Chicago), as Agent (the "Agent") for Falcon and the Financial Institutions. This letter constitutes the "Fee Letter" referred to in the Purchase Agreement and sets forth our understanding in respect of certain fees payable by the Seller and the obligations of the Seller in connection therewith. Capitalized terms that are used herein and not otherwise defined herein shall have the respective meanings assigned thereto under the Purchase Agreement.

                  SECTION 1. Fees. Notwithstanding any limitation on recourse contained in the Purchase Agreement:

                  (a) Amendment and Renewal Fee. On the date hereof, the Seller shall pay to Falcon an amendment and renewal fee in the amount of $18,750.00.

                  (b) On-Going Fees. The following fees shall be due and payable on each Settlement Date of the type described in clause (A) of the definition of "Settlement Date" in the Purchase Agreement, or such other day as agreed to by the Seller and the Agent in writing (each such date, a "Payment Date"), during the period commencing on December 18, 2003 until the date occurring after the Facility Termination Date on which the amount of the Aggregate Unpaids shall be reduced to zero. All such fees shall accrue from and including the date hereof and shall, as provided in Section 1.4 of the Purchase Agreement, be calculated on the basis of a 360-day year for the actual number of days elapsed (including the first but excluding the last such day).

            Signature Page to Second Amended and Restated Fee Letter
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                  (i)      Administration Fee. On each Payment Date, the Seller
         shall pay to Falcon a fee equal to 0.50% per annum times 102% of the Purchase Limit.

                  (ii) Program Fee. On each Payment Date, the Seller shall pay to Falcon a fee equal to 0.27% times the average daily outstanding Capital during the immediately preceding calendar month or portion thereof.

                  SECTION 2. Independent Nature of Fees. Each of the fees described in Section 1 above shall be in addition to, and not in lieu of any other fees, expenses, reimbursements, indemnities and any other amounts payable by the Seller under or in connection with the Purchase Agreement. Nothing contained in this Fee Letter shall limit in any way the obligation of the Seller to pay any amount required to be paid by it in accordance with the terms of the Purchase Agreement.

                  SECTION 3. Termination. This Fee Letter shall terminate immediately following the later to occur of (a) the Facility Termination Date and (b) the repayment in full of all of the Aggregate Unpaids.

                  SECTION 4. Amendments and Waivers. No amendment, waiver, supplement or other modification of this Fee Letter shall be effective unless made in writing and executed by each of the parties hereto.

                  SECTION 5. Counterparts. This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

                  SECTION 6. Successors and Assigns. This Fee Letter shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided that the Seller may not assign any of its obligations hereunder without the prior written consent of the Agent and each of the Purchasers.

                  SECTION 7. Governing Law. This Fee Letter shall be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

                  SECTION 8. Amendment and Restatement; Effectiveness. This letter agreement amends and restates in its entirety that certain Amended and Restated Fee Letter dated as of December 18, 2002 among the parties hereto (the "Existing Fee Letter"). This letter agreement is not intended to constitute a novation of the Existing Fee Letter, and all fees that have accrued under the Existing Fee Letter up to (but not including) the date hereof shall have accrued at the rates specified in the Existing Fee Letter and shall be payable as and when required in accordance with the terms thereof. All fees accruing from and after the date hereof shall accrue at the rates specified in this letter agreement and shall be payable as and when required in accordance with the terms hereof.

                  If the foregoing agreements evidence your understanding, please acknowledge by executing this letter in the space provided below.

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                                    Very truly yours,

                                    BANK ONE, NA (MAIN OFFICE CHICAGO),
                                         as Agent and as a Financial Institution

                                    By__________________________________________

                                             Director, Capital Markets

                                    FALCON ASSET SECURITIZATION CORPORATION

                                    By__________________________________________

                                             Authorized Signatory

Acknowledged and Agreed:

IDEX RECEIVABLES CORPORATION

By____________________________
Name:
Title:

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                                                                  Execution Copy

                                 AMENDMENT NO. 2
                                       to
                         RECEIVABLES PURCHASE AGREEMENT
                          Dated as of December 17, 2003

                  THIS AMENDMENT NO. 2 ("Amendment") is entered into as of December 17, 2003 by and among IDEX Receivables Corporation (the "Seller"), IDEX Corporation (the "Servicer"), Falcon Asset Securitization Corporation ("Falcon"), the Financial Institutions party hereto and Bank One, NA, as Agent (the "Agent").

                              PRELIMINARY STATEMENT

                  A. The Seller, the Servicer, Falcon, the Financial Institutions and the Agent are parties to that certain Receivables Purchase Agreement dated as of December 20, 2001 (as amended by Amendment No. 1 thereto dated as of December 18, 2002 and as otherwise amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

                  B. The Seller, the Servicer, Falcon, the Financial Institutions and the Agent have agreed to amend the Purchase Agreement on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I. Amendment. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Purchase Agreement is hereby amended as follows:

         A. Section 14.5 of the Purchase Agreement is hereby amended by adding the following paragraph (c) at the end thereof:

                  "(c)     Anything herein to the contrary notwithstanding, the
Agent, each Purchaser, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and in the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax

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treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized at all times since the date of this Agreement."

         B. Exhibit I to the Purchase Agreement is hereby amended as follows:

                  1. The definition of "Liquidity Termination Date" is amended by deleting "December 17, 2003" therefrom and replacing it with "December 15, 2004".

                  2. The definition of "Purchase Limit" is amended by deleting "$50,000,000" therefrom and replacing it with "$25,000,000".

         C. Schedule A to the Purchase Agreement is hereby amended by deleting "$51,000,000" therefrom and replacing it with "$25,500,000".

II. Conditions Precedent. This Amendment shall become effective and be deemed effective, as of the date first above written, upon the latest to occur of (i) the date hereof, (ii) receipt by the Agent of one copy of each of (a) this Amendment and (b) the Second Amended and Restated Fee Letter dated as of the date hereof (the "Fee Letter"), among the Agent, Falcon and the Seller, in each case duly executed by each of the parties hereto or thereto, and (iii) payment by the Seller to Falcon of all fees due and payable on the date hereof under the Fee Letter.

III. Covenants, Representations and Warranties of the Seller and the Servicer.

         A. Upon the effectiveness of this Amendment, each of the Seller and the Servicer hereby reaffirms all covenants, representations and warranties made by it in the Purchase Agreement, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.

         B. Each of the Seller and the Servicer hereby represents and warrants as to itself (i) that this Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity which may limit the availability of equitable remedies and (ii) upon the effectiveness of this Amendment, that no event shall have occurred and be continuing which constitutes an Amortization Event or a Potential Amortization Event.

IV. Fees, Costs, Expenses and Taxes. Without limiting the rights of the Agent and the Purchasers set forth in the Purchase Agreement and the other Transaction Documents, the Seller agrees to pay on demand all reasonable fees and out-of-pocket expenses of counsel for the Agent and the Purchasers incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith and with respect to advising the Agent and the Purchasers as to their rights and responsibilities hereunder and thereunder.

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V.       Reference to and Effect on the Purchase Agreement.

         Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein," "hereby" or words of like import shall mean and be a reference to the Purchase Agreement as amended hereby, and each reference to the Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended hereby.

         Except as specifically amended hereby, the Purchase Agreement and other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

         The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Purchaser or the Agent under the Purchase Agreement or any of the other Transaction Documents, nor constitute a waiver of any provision contained therein.

VI. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

VII. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

VIII. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first set forth above by their respective officers thereto duly authorized, to be effective as hereinabove provided.

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                                     IDEX RECEIVABLES CORPORATION, as Seller

                                     By:________________________________________
                                        Name:
                                        Title:

                                     IDEX CORPORATION, individually and as
                                     Servicer

                                     By:________________________________________
                                        Name:
                                        Title:

                                     FALCON ASSET SECURITIZATION CORPORATION

                                     By:________________________________________
                                        Name:
                                        Title: Authorized Signatory

                                     BANK ONE, NA,
                                        as a Financial Institution and as Agent

                                     By:________________________________________
                                        Name:
                                        Title: Director, Capital Markets